WOLVERINE TUBE, INC.

P R E S S R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

WOLVERINE TUBE ANNOUNCES RESIGNATION OF ITS CHAIRMAN

HUNTSVILLE, ALABAMA, (MAY 18, 2006) - Wolverine Tube, Inc. (NYSE:WLV), today announced that Dennis J. Horowitz submitted his resignation as Director and Non-Executive Chairman of the Board of Directors on May 16, 2006, effective June 23, 2006. Mr. Horowitz has resigned to pursue other business opportunities. Mr. Horowitz previously served as Chief Executive Officer of Wolverine until his retirement in December 2005. Since his retirement, Mr. Horowitz has served as a consultant to Wolverine’s management and will continue in his consultant role.

“We wish the best for Dennis and thank him for his many years of service to the Board and the Company. He brought a tremendous amount of energy, experience and leadership to us during his tenure with Wolverine,” stated John L. Duncan, Lead Director. “Although Dennis will no longer be an active member of our Board, we look forward to our continued access to his skills and industry knowledge as a consultant to our Company,” stated Chip Manning, President and Chief Executive Officer.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.

Corporate Headquarters

200 Clinton Avenue West, Suite 1000

Huntsville, AL 35801